U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Allbritton                      Robert                L.
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   (Last)                           (First)             (Middle)

     2430 Wyoming Street, N.W.
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                                    (Street)

     Washington                       D.C.               20008
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Riggs National Corporation              RIGS

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year

     April 16, 2003

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5.   If Amendment, Date of Original (Month/Day/Year)




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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

_________Chairman of the Board & CEO___________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                               5.               6.
                                                                 4.                            Amount of        Owner-
                                                                 Securities Acquired (A) or    Securities       ship
                                                    3.           Disposed of (D)               Beneficially     Form:    7.
                                       2A.          Transaction  (Instr. 3, 4 and 5)           Owned Following  Direct   Nature of
                       2.              Deemed       Code         ----------------------------- Reported         (D) or   Indirect
1.                     Transaction     Execution    (Instr. 8)                   (A)           Transaction(s)   Indirect Beneficial
Title of Security      Date            Date         ----------      Amount       or     Price  (Instr. 3        (I)      Ownership
(Instr. 3)             (mm/dd/yy)      (mm/dd/yy)    Code     V                  (D)           and 4)           (Instr.4) (Instr.4)
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


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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                         9.          10.
                                                                                                         Number      Owner-
                                                                                                         0f          ship
                                                                                                         Deriv-      Form
             2.                                                                                          ative-      of
             Conver-                              5.                           7.                        Secur-      Deriv-  11.
             sion                                 Number of                    Title and Amount          ities       ative   Nature
             or                                   Derivative   6.              of Underlying     8.      Bene-       Secur-  of
             Exer-                       4.       Securities   Date            Securities        Price   ficially    ity:    In-
             cise     3.      3A.        Trans-   Acquired (A) Exercisable and (Instr. 3 and 4)  of      Owned       Direct  direct
             Price    Trans-  Deemed     action   or Disposed  Expiration Date  ---------------- Deriv-  Following   (D) or  Bene-
1.           of       action  Execution  Code     of(D)       (Month/Day/Year)           Amount  ative   Reported    In-     ficial
Title of     Deriv-   Date    Date,     (Instr.  (Instr. 3,     ---------------          or      Secur-  Trans-      direct  Owner-
Derivative   ative    (Month/ if any     8)       4 and 5)     Date     Expira-          Number  ity     action(s)   (I)     ship
Security     Secur-   Day/    (Month/    ------   ------------ Exer-    tion             of      (Instr. (Instr.     (Instr.(Instr.
(Instr. 3)   ity      Year)   Day/Year)  Code V    (A)   (D)   cisable  Date    Title    Shares  5)       4)         4)       4)
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

Option to    $13.84  4/16/03              A    V   285,000     4/16/03  4/16/13 Common  285,000          1,000,000*   D
Buy (1)
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(1) These Options were granted to Mr. Allbritton under the 2002 Riggs National Corporation
    Long-Term Incentive Plan.
=================================================================================================================================

Explanation of Responses:

 *  All such options are currently exercisable.




        /s/  Robert L. Allbritton                            April 18, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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